EXHIBIT 10(s)

Summary of Compensation Arrangements for
Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements that have been approved by the Compensation & Benefits Committee of the Board of Directors of Johnson & Johnson (the “Compensation Committee”) on February 13, 2006 for the Company’s Chief Executive Officer and the other four most highly compensated executive officers in 2005 (the “Named Executive Officers”).

Annual Base Salary:

The Compensation Committee approved the following base salaries, effective February 27, 2006, for the Named Executive Officers:

William C. Weldon	$1,670,000
Chairman/CEO

Robert J. Darretta	$1,030,000
Vice Chairman/CFO

Christine A. Poon	$975,000
Vice Chairman/Worldwide Chairman, Medicines & Nutritionals

Michael J. Dormer	$735,000
Worldwide Chairman, Medical Devices

Per A. Peterson	$835,000
Chairman, R&D Pharmaceuticals Group

Bonus:

The Compensation Committee has approved the following bonus payments for performance in 2005 (divided at the discretion of the Compensation Committee between cash and the fair market value of Common Stock awards on February 17, 2006):

Mr. Weldon	$3,000,000
Mr. Darretta	$891,000
Ms. Poon	$945,000
Mr. Dormer	$940,500
Dr. Peterson	$750,268

Stock Option and Restricted Share Unit Grants:

The Compensation Committee approved the following stock option and Restricted Share Unit (“RSU”) grants under the Company’s 2005 Long-Term Incentive Plan. The stock options were granted at an exercise price of $58.34, which was the fair market value of the Company’s Common Stock on the date of grant. The options will become exercisable on February 13, 2009 and expire on February 12, 2016. The RSUs were granted at the fair market value of the Company’s Common Stock on the date of grant. The RSUs will vest on February 13, 2009, upon which for each RSU, the holder, if still employed by the Company on such date, will receive one share of the Company’s Common Stock.

Mr. Weldon	452,520 stock options	37,710 RSUs
Mr. Darretta	138,841 stock options	11,570 RSUs
Ms. Poon	205,691 stock options	17,141 RSUs
Mr. Dormer	128,557 stock options	10,713 RSUs
Dr. Peterson	128,557 stock options	10,713 RSUs

Long Term Incentive Plan Awards:

The Compensation Committee approved the following long-term incentive plan awards on February 13, 2006 in recognition of performance during 2005 under the Company’s Certificate of Extra Compensation (“CEC”) program. Awards are not paid out until retirement or other termination of employment. As of the end of fiscal year 2005, the CEC value per unit was $23.16. The value of the CEC units is preliminary and is subject to increase or decrease based on the performance of the Company.

Mr. Weldon	150,000 CEC units
Mr. Darretta	85,000 CEC units
Ms. Poon	200,000 CEC units
Mr. Dormer	80,000 CEC units
Dr. Peterson	25,000 CEC units

Compensation Arrangements for Non-Employee Directors

Each Non-Employee Director receives an annual fee of $85,000 for his or her services as director. In addition, directors receive $5,000 for service on a committee of the Board of Directors or $15,000 if chairperson of the committee. The Presiding Director is paid an annual fee of $10,000.

Under the 2005 Long-Term Incentive Plan, each Non-Employee Director receives non-retainer equity compensation each year in the form of restricted or deferred stock having a value of $100,000. Each Non-Employee Director received a grant of 1,714 shares of restricted stock, based upon the fair market value of the Common Stock of the Company on February 13, 2006, for service on the Board in 2005, except for Mr. Charles Prince, who was elected to the Board on that date. Each director receives a one-time grant of 1,000 shares of Company Common Stock upon first becoming a member of the Board of Directors.

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